Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-109061) of our report dated January 21, 2004, with respect to the financial statements of SouthStar Energy Services LLC (included separately therein) in the Annual Report (Form 10-K) of AGL Resources Inc. for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 20, 2004